EXHIBIT 10.2

COMPENSATORY ARRANGEMENTS WITH EXECUTIVE OFFICERS

On August 28, 2012, the Compensation Committee of Supernus Pharmaceuticals, Inc. (the “Company”) approved modifications of the base salaries of its executive officers, as follows:

The annual base salary of Jack A. Khattar, the Company’s President and Chief Executive Officer, was increased from $432,786 to $450,000.

The annual base salary of Gregory S. Patrick, the Company’s Vice President and Chief Financial Officer, was increased from $265,000 to $300,000.

The annual base salary of Stefan K.F. Schwabe, MD, Ph.D., the Company’s Executive Vice President and Chief Medical Officer, was increased from $320,000 to $330,000.

The annual base salary of Padmanabh P. Bhatt, Ph.D., the Company’s Senior Vice President, Intellectual Property and Chief Scientific Officer, was increased from $290,884 to $306,000.

The annual base salary of Jones W. Bryan, Ph.D., the Company’s Vice President of Business Development, was increased from $223,364 to $250,000.

The annual base salary of Tami T. Martin, R.N., Esq., the Company’s Vice President of Regulatory Affairs, was increased from $221,095 to $240,000.

These increases were the result of the Compensation Committee’s review subsequent to completion of the Company’s recent initial public offering to ensure that the base salaries of the Company’s executive officers are in line with the base salaries of executive officers of other public companies operating in its industry. These increases in annual base salary will become effective on September 1, 2012. All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.